Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE

TUESDAY, MAY 19, 2015

M.D.C. HOLDINGS ANNOUNCES RESIGNATION OF JOHN M. STEPHENS AS CHIEF FINANCIAL OFFICER AND THE APPOINTMENT OF ROBERT N. MARTIN AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

DENVER, Tuesday, May 19, 2015 - M.D.C. Holdings, Inc. (NYSE: MDC) today announced that the Company’s current Chief Financial Officer, John M. Stephens, is resigning effective May 22, 2015. Mr. Stephens has served as Chief Financial Officer since February 2012. Robert N. Martin, currently the Company’s Vice President of Finance and Corporate Controller, has been appointed by the Board of Directors to succeed Mr. Stephens in the position of Senior Vice President, Chief Financial Officer and Principal Accounting Officer, effective May 23, 2015.

Mr. Stephens commented, "I want to thank MDC's management team, its directors and the Company’s employees for my experience at MDC. I am grateful for the relationships that I have built during my tenure and I wish continued success to the Company and all its dedicated employees in the years ahead."

Larry A. Mizel, MDC's Chairman and Chief Executive Officer, stated, "On behalf of everyone at MDC, I would like to thank John for his significant contributions over the past three years. Our finance organization has made tremendous progress under his leadership, and he has played a critical role in stewarding the Company’s industry-leading financial position. We wish him well in his future endeavors. At the same time, we are pleased to continue working with Bob in his new role as we work on expanding the Company’s top and bottom-line results."

Mr. Martin started his career in public accounting with the international accounting firm Arthur Andersen LLP. After joining MDC in 2002, he has served the Company in a variety of leadership roles, including direct oversight over the Company’s division and corporate accounting, tax, investor relations and finance, planning and analysis functions. Additionally, he has served on all three of the Company’s asset management committees, which review and approve all new homebuilding projects and other significant company transactions, and has performed a key role in the Company’s capital market activities. He holds a bachelor’s degree in accounting and computer applications from the University of Notre Dame and is a Certified Public Accountant and CFA Charterholder.

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Mr. Martin commented, “I am grateful to our Board of Directors for the opportunity to lead our finance organization. I look forward to continuing the tradition of excellence that John has upheld during his time at MDC as we work to utilize our strong financial position to create value for all of our Company’s stakeholders.”

About M.D.C. Holdings, Inc.

Since 1972, MDC's subsidiary companies have built and financed the American dream for more than 180,000 homebuyers. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contacts:         John M. Stephens

Senior Vice President and Chief Financial Officer

303-804-7714

john.stephens@mdch.com

Robert N. Martin

Vice President of Finance and Corporate Controller

1-866-424-3395 / 720-977-3395

IR@mdch.com

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